Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134236 and 333-181188) and Registration Statement on Form S-3 (No. 333-207311) of Real Industry, Inc. of our report dated October 6, 2015, relating to the consolidated statement of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) for the year ended December 31, 2014, appearing in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2017.

/s/ Squar Milner LLP

Los Angeles, California

March 13, 2017